EXHIBIT 13.2


                                  SCHEDULE 14A
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                                 (Amendment No.)


Filed by the Registrant                       [x]
Filed by a party other than the Registrant    [ ]
Check the appropriate box:
   [ ]   Preliminary Proxy Statement
   [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   [x]   Definitive Proxy Statement
   [ ]   Definitive Additional Materials
   [ ]   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE BERKSHIRE GAS COMPANY
  ---------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


  ---------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


   Payment of Filing Fee (Check the appropriate box):
   [x]   No fee required
   [ ]   Fee computed  on  table below per  Exchange Act  Rules  14a-6(i)(1) and
         0-11.
         (1)   Title of each class of securities to which transaction applies:

               ---------------------------------------------------------------
         (2)   Aggregate number of securities to which transaction applies:

               ---------------------------------------------------------------
         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

               ---------------------------------------------------------------
         (4)   Proposed maximum aggregate value of transaction:

               ---------------------------------------------------------------
         (5)   Total fee paid:

               ---------------------------------------------------------------
   [ ]   Fee paid previously with preliminary materials.
   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         (1)   Amount previously paid:

               ---------------------------------------------------------------
         (2)   Form, Schedule or Registration Statement No.:

               ---------------------------------------------------------------

         (3)   Filing party:

               ---------------------------------------------------------------
         (4)   Date Filed:

               ---------------------------------------------------------------




                PROXY STATEMENT AND CARD OF DEFINITIVE PROXY

                          The Berkshire Gas Company
                              115 Cheshire Road
                          Pittsfield, MA 01201-1879

                  NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         To Be Held November 7, 1997

                                                   Pittsfield, Massachusetts
                                                             October 3, 1997

      Notice is hereby given that the Annual Meeting of Shareholders of The Berkshire Gas Company, a Massachusetts corporation, will be held at the Crowne Plaza Pittsfield Hotel (formerly the Berkshire Hilton Inn), Pittsfield,Massachusetts on Friday, November 7, 1997 at 10:00 A.M. local time, for the following purposes, as more fully set forth in the Proxy Statement which accompanies this Notice:

      Proposal No. 1.    To elect three (3) directors.

      Proposal No. 2.    To consider and act upon a proposal to ratify the
                         selection by the Board of Directors of Deloitte &
                         Touche LLP as auditors for the Company for the fiscal year ending June 30, 1998.

      To transact such other business as may properly come before the meeting.

      The stock transfer books will not be closed, but only Common shareholders of record at the close of business on September 26, 1997 (the "Record Date") will be entitled to notice of and to vote at the meeting.

                                       By Order of the Board of Directors,

                                       CHERYL M. CLARK
                                       Clerk of the Corporation

      YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. A SHAREHOLDER WHO EXECUTES AND RETURNS A PROXY IN THE ACCOMPANYING FORM HAS THE POWER TO REVOKE SUCH PROXY AT ANY TIME PRIOR TO THE EXERCISE THEREOF.

                          The Berkshire Gas Company
                              115 Cheshire Road
                          Pittsfield, MA 01201-1879

                                                             October 3, 1997

                               PROXY STATEMENT

      This Proxy Statement sets forth certain information with respect to the accompanying proxy proposed to be used at the Annual Meeting of Shareholders of The Berkshire Gas Company (hereinafter called the "Company") to be held at the Crowne Plaza Pittsfield Hotel (formerly the Berkshire Hilton Inn), Pittsfield, Massachusetts on November 7, 1997 at 10:00 A.M. local time, or any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS THIS PROXY AND URGES YOU TO INDICATE YOUR CHOICE ON THE PROXY, TO SIGN AND DATE THE PROXY AND RETURN IT IMMEDIATELY. Your prompt cooperation is requested in order to ensure a quorum (a majority of issued and outstanding Common Stock) and to avoid additional expense and delay. Solicitation of proxies will be primarily by mail and the cost of solicitation will be borne by the Company. Proxies may also be solicited personally or by telephone by regular employees of the Company at nominal cost.

      The approximate date on which this Proxy Statement and the accompanying proxy will first be mailed to shareholders is October 3, 1997.

      The Company mails herewith to all shareholders entitled to vote a copy of its Annual Report for the year ended June 30, 1997, which contains detailed financial information concerning the Company. Upon the written request of any shareholder, the Company will mail, without charge, a copy of the Company's Annual Report on Form 10-K, as discussed further on page 14.

                            REVOCABILITY OF PROXY

      The proxy is revocable on written instructions, signed in the same manner as the proxy, received by the Clerk of the Corporation, at any time at or before the balloting on the matter with respect to which such proxy is to be used. If you attend the meeting you may, if you wish, revoke your proxy and vote in person.

                          PROPOSALS OF SHAREHOLDERS

      Shareholders' proposals intended to be presented at the 1998 Annual Meeting must be received by the Office of the Clerk, The Berkshire Gas Company, 115 Cheshire Road, Pittsfield, Massachusetts 01201-1879 by June 6, 1998.

                              VOTING SECURITIES

      Holders of record of outstanding Common Stock, par value $2.50 per share, of the Company at the close of business on September 26, 1997 (the "Record Date") are the only persons entitled to notice of and to vote at the meeting. As of the Record Date, there were 2,237,560 shares outstanding and entitled to vote. Each outstanding share entitles the holder thereof to one vote.

      Abstentions and broker non-votes are each included in calculating the number of shares present and voting for purposes of determining quorum requirements. However, each is tabulated separately. Abstentions are counted in tabulating the votes cast on proposals presented to shareholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

                            ELECTION OF DIRECTORS
                              (PROPOSAL NO. 1)

      The By-laws of the Company provide that the Board of Directors shall consist of not less than five nor more than nine members and that the number of directors to be elected each year shall be fixed by the Board of Directors prior to the Annual Meeting. The Board of Directors has set the number of directors for the ensuing year at seven. The Articles of Organization and the By-laws of the Company provide that the Board of Directors be divided into three classes, with staggered three-year terms, so that the term of office of one class expires each year.

      Currently, the Board of Directors is divided into three separate classes, consisting of three Class A directors, two Class B directors and two Class C directors, whose terms expire as set forth in the table below. Except as noted, directors now serving in each class have been elected in prior years by the shareholders to serve for a period of three years and until election and qualification of their respective successors in office. At each Annual Meeting of Shareholders, the shareholders of the Company have the right to elect an appropriate number of persons to serve as directors of the class whose three-year terms then expire. Any directorship which may become vacant by reason of death, resignation or otherwise than by expiration of term, may be filled solely by the Board of Directors, as provided in the By-laws.

      The terms for the Class A directors are scheduled to expire at the 1997 Annual Meeting and the Board has set at three the number of Class A directors to be elected at this meeting. The Board has nominated for election the incumbent Class A directors, Paul L. Gioia, Franklin M. Hundley and Scott S. Robinson. It is the intention of the persons named as proxies, in the absence of contrary specification, to vote FOR the election of each of such persons to serve as director for a term of three years and until the election and qualification of his successor. In the event of a vacancy in the list of such nominees prior to the 1997 Annual Meeting (which the Board of Directors does not anticipate), the persons named as the proxies will vote for a person acceptable to the Board, unless the Board should reduce the number of directors to be elected in order to eliminate the vacancy.

      The following information is furnished with respect to each nominee for election as a director, each director whose term of office will continue after the meeting, the Chief Executive Officer of the Company, each of the executive officers identified in the summary compensation table on page 7 below, and all directors and officers of the Company as a group. No person or group of persons owns of record or is known by the Company to own more than 5% of the Company's outstanding Common Stock. Each of the individuals in the following table has furnished the information appearing in the first column opposite his name.

                                                                                 Shares of      Percentage of
                                                                               Common Stock       Shares of
                                       Principal Occupation for                Beneficially      Common Stock
                                         Preceding Five Years                   Owned as of      Outstanding as
        Name                               and Directorships                  June 30, 1997*   of June 30, 1997+
----------------------------------------------------------------------------------------------------------------

Nominees for election as Class A directors whose terms expire at the 2000 Annual Meeting:

Paul L. Gioia                   Of Counsel, LeBoeuf, Lamb, Greene                 3,354(1)            .15%
 Age: 55                        & MacRae, a law firm; formerly,
 Director since: 1991           Senior Vice President, First Albany
 Board Committees: Audit        Corporation, a securities brokerage
 and Compensation               and investment banking firm; formerly,
                                Chairman of New York State Public
                                Service Commission. Director, New
                                York State Electric & Gas Corporation.

Franklin M. Hundley             Chairman of the Board of Directors                2,519               .11
 Age: 62                        of the Company. Member and a Managing
 Director since: 1987           Director, Rich, May, Bilodeau & Flaherty,
 Board Committees:              P.C., a law firm. Trustee, Commonwealth
 Executive and Finance          Energy System.

Scott S. Robinson               President and Chief Executive Officer             6,145(2)            .28
 Age: 57                        of the Company.
 Director since: 1983
 Board Committees:
 Executive and Finance

Class B directors whose terms expire at the 1998 Annual Meeting:

George R. Baldwin               Area Chairman, Arthur J. Gallagher &              2,171               .10%
 Age: 54                        Co., a national insurance brokerage
 Director since: 1982           firm. Formerly, President and Chief
 Board Committees: Audit        Executive Officer, Kaler Carney
 and Finance                    Liffler & Co., Inc., a general insurance
                                agency. Director, Century Bank & Trust.

John W. Bond                    President, Kimbell Financial, Inc., a             4,090(3)            .18
 Age: 67                        financial services company.
 Director since: 1965
 Board Committees:
 Executive and Audit

Class C directors whose terms expire at the 1999 Annual Meeting:

James R. Keys                   President, J.R. Keys & Assoc., a                  1,084               .05
 Age: 56                        marketing & government relations
 Director since: 1996           consulting firm. Formerly Executive
 Board Committees:              Director of State Government
 Compensation                   Relations, Tenneco, Inc.

Robert B. Trask                 President, The Fitzpatrick Companies,             7,962(4)            .36


 Age: 51                        Inc., formerly Country Curtains, Inc., a
 Director since: 1994           mail order/retail firm dealing in household
 Board Committees: Audit        window treatments and accessories. Director,
 and Compensation               Lee National Banc Corp.

Other individuals identified in the summary compensation table on Page 7:

Michael J. Marrone              Vice President, Treasurer and                     1,094               .05%
                                Chief Financial Officer of the
                                Company

Les H. Hotman                   Vice President of the Company                       209               .01

All directors and officers of                                                    29,398(5)           1.33
 the Company, 11 persons
 as a group

--------------------
<F*>  As used in this Proxy Statement, "beneficial ownership" means direct or indirect, sole or shared power to vote, or to direct the voting of, and/or investment power to dispose of, or to direct the disposition of, shares of the Common Stock of the Company. Except as indicated in the footnotes below, the listed beneficial owners held direct and sole voting and investment power with respect to the stated shares.
<F+>  As of June 30, 1997, there were 2,211,651 shares of the Company's
      Common Stock outstanding.
<F1>  All of Mr. Gioia's shares are held jointly with his spouse, with shared voting and investment power over such shares.
<F2>  Comprised of 6,145 shares held in trust, for which Mr. Robinson and his spouse are joint Trustees, with shared voting and investment power.
<F3>  Includes 273 shares held by his spouse, who has sole voting and investment power over such shares.
<F4>  5,062 of Mr. Trask's shares are held jointly with his spouse, with shared voting and investment power over such shares. 2,900 of Mr.
      Trask's shares are owned by a private, non-profit foundation of which
      Mr. Trask is a trustee.
<F5>  Aggregate record or imputed beneficial ownership, with sole or shared voting and investment power.


      The Board of Directors of the Company has a standing Audit Committee, of which Messrs. Baldwin, Bond, Gioia and Trask are members, which recommends the selection of independent auditors, reviews the plan and results of the independent audit, consults with the auditors on any matter which the Audit Committee may deem relevant to the audit or which the auditors may desire to bring to the attention of the Audit Committee, and approves each professional service provided by the independent auditors. The Audit Committee held two meetings during the past year.

      The Board of Directors also has a standing Compensation Committee, of which Messrs. Gioia, Keys and Trask are members. The Compensation Committee periodically reviews the compensation and benefits of the directors and executives of the Company, as well as industry trends in this area, reports its findings to the Board of Directors and makes recommendations as to appropriate compensation for the directors and executives of the Company.

The Compensation Committee held two meetings during the past year.

      The Board of Directors does not have a standing nominating committee.

      During the 1997 fiscal year, there were six meetings of the Board of Directors. No member of the Board of Directors attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he served in fiscal year 1997.

      During the year ended June 30, 1997, fees of $254,310 were incurred for legal services rendered by the law firm of Rich, May, Bilodeau & Flaherty, P.C., which the Company has retained as counsel in the past and intends to retain in the current fiscal year. Mr. Hundley is a member and managing director of such firm. In addition, the Mansfield Consortium, a purchasing group of which the Company is a member, during the last fiscal year was represented by and made payments (and in the current fiscal year intends to continue to be represented by and to make payments) to LeBoeuf, Lamb, Greene & MacRae, a law firm of which Mr. Gioia is Of Counsel.

                           EXECUTIVE COMPENSATION

      Compensation of Executive Officers. The following table contains the compensation paid or accrued by the Company during the years ended June 30, 1997, 1996 and 1995 to the Company's Chief Executive Officer and to each executive officer whose total annual salary and bonus exceeded $100,000. Although only principal positions are listed, the compensation figures include all compensation received in any capacity, including directorships, for services rendered during the fiscal years indicated.

                         SUMMARY COMPENSATION TABLE
                           Annual Compensation(1)

           Name and                                         Other Annual
      Principal Position        Year     Salary     Bonus   Compensation
------------------------------------------------------------------------

Scott S. Robinson,              1997    $173,900   $     0   $13,850(2)
  President and Chief           1996     165,000    28,050    12,858
  Executive Officer             1995     154,750         0     9,100

Michael J. Marrone              1997     110,989         0         0
  Vice President, Treasurer     1996     106,100    12,732         0
  and Chief Financial Officer   1995     102,000         0         0

Les H. Hotman(3)                1997     105,575         0         0
  Vice President                1996      99,200    11,904         0

--------------------
<F1>  The Company did not pay any long-term compensation to its Chief
      Executive Officer or to its executive officers during the fiscal years ended June 30, 1997, 1996 and 1995.
<F2>  The Other Annual Compensation listed for Mr. Robinson represents director fees.
<F3>  Prior to fiscal year 1996, Mr. Hotman's total annual salary and bonus from the Company was less than $100,000.


      Compensation Pursuant to Plans. The Company maintains two defined benefit pension plans, one for union employees and one for non-union employees, including executive officers. The following table shows the annual benefits payable under the pension plan for non-union employees (the "Pension Plan") upon retirement at age 65 to eligible employees in various base salary groups and with various periods of service. The annual retirement benefits formula is based on the number of years of service and the employee's average base salary for the five years yielding the highest such average.

                             PENSION PLAN TABLE

                            Years of Credited Service
                      --------------------------------------
                                                 25 Years
      Remuneration    15 Years    20 Years    and Thereafter
------------------------------------------------------------

        $ 50,000       $11,959     $15,945       $19,931
          65,000        16,162      21,549        26,936
          80,000        20,374      27,165        33,956
          95,000        24,581      32,775        40,968
         110,000        28,789      38,385        47,981
         125,000        32,996      43,995        54,993
         140,000        37,204      49,605        62,006
         155,000        41,411      55,215        69,018
         170,000        45,617      60,825        76,031


      Messrs. Robinson, Marrone and Hotman, the individuals named in the preceding Summary Compensation Table, have 27, 14 and 10 years, respectively, of credited service under the Pension Plan. The compensation covered by the Pension Plan is that shown in the Summary Compensation Table, excepting any bonus amounts.

      The Company also maintains a supplemental pension plan (the "Supplemental Plan") for Mr. Robinson, Mr. Marrone, Mr. Hotman and certain executive officers. Under the Supplemental Plan, upon retirement at age 62, covered executives are assured that they will receive annually 75% of their final year's base salary in the form of retirement income. The 75% of final base salary benefit will be comprised of amounts received pursuant to the Pension Plan, Social Security, vested benefits from any previous employers, and payments under the Supplemental Plan as may be necessary to bring the covered officer's benefit to 75% of such officer's final year's base salary. The Supplemental Plan allows for earlier retirement at age 60, with a corresponding reduction in benefits. The Supplemental Plan also will pay disability benefits to covered officers in addition to those benefits paid by the Company's Long Term Disability Insurance Plan. In addition, the Supplemental Plan will provide a survivorship benefit to the selected beneficiary of the covered officer in the event of such officer's death. Moneys received under Supplemental Plans are in addition to amounts shown in the Summary Compensation Table and the Pension Plan Table. As of June 30, 1997, it is not possible to compute the estimated annual benefits payable under Mr. Robinson's, Mr. Marrone's, or Mr. Hotman's Supplemental Plan upon their retirement at the normal retirement age.

      The Company also maintains a Non-Qualified Retirement Savings Plan (the "Savings Plan") for Mr. Robinson, Mr. Marrone, Mr. Hotman and certain other executive officers who are not named in the Summary Compensation Table above. Under the Savings Plan, the Executive is permitted to defer a portion per year of salary up to an equivalent of 15-1/2% of gross wages, less the maximum contribution allowable under the Company's Qualified 401(k) Plan. The Executive may select the assets in which the funds are to be invested. The Savings Plan allows for the benefits to be paid at retirement and if the Executive is at least 62 years of age. In addition, the Savings Plan provides a survivorship benefit to the selected beneficiary of the Executive, equal to the balance in the account, in the event of the Executive's death. The amounts deferred by Messrs. Robinson, Marrone and Hotman are included in the salary column in the Summary Compensation Table above.

      Employment Contracts, Termination of Employment and Change-in-Control Arrangements. The Company has entered into an employment agreement with its President and Chief Executive Officer, Scott S. Robinson. Under the terms of this employment agreement, Mr. Robinson is compensated for his duties as an officer and director with a salary in an amount determined from time to time by the Board of Directors. The term of Mr. Robinson's employment contract is five years, unless earlier terminated by either the Company or Mr. Robinson and, unless so terminated, is renewed automatically at the expiration of each year to provide for a continuous five-year term. In no event, however, may Mr. Robinson's employment under his employment agreement be extended beyond the year 2005. Mr. Robinson's employment contract also provides that in the event Mr. Robinson is unable to perform his duties as the result of any disability, the Company may terminate Mr. Robinson's employment, and shall pay him (or his beneficiary) for a period of 60 months at a rate equal to 60% of Mr. Robinson's "basic monthly earnings" as set forth in the Company's Long Term Disability Insurance Plan.

      The Company entered into severance agreements with certain of its executive officers and key personnel during the 1994 fiscal year (each, a "Severance Agreement"). Pursuant to the Severance Agreements, the Company has agreed to pay such covered executive officers and key personnel certain benefits in the event of a change in control of the Company leading to the termination of the covered employee's employment with the Company. For the purposes of the Severance Agreements, a "change in control" of the Company is defined as: (i) the acquisition by any person, group, corporation or other entity of 25% or more of the outstanding Common Stock of the Company, whether or not pursuant to a tender or exchange offer; (ii) the approval by the shareholders of the Company of (a) any consolidation or merger of the Company in which the Company will not be the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, (b) any acquisition, combination or merger of the Company by or with another corporation in which less than a majority of the outstanding voting shares of the surviving corporation will be owned by the owners of the Common Stock of the Company outstanding immediately prior to such acquisition, combination or merger;

(iii) a complete liquidation or dissolution of the Company; or (iv) any sale, lease, exchange or other transfer of all or substantially all the assets of the Company. Under the Severance Agreements, during the 24 months following a change in control of the Company, should a covered employee be discharged without cause or resign in the face of any diminution of salary, substantial change in responsibilities, geographical relocation or the like, the covered employee is entitled to receive a severance benefit in the amount of his or her salary for a period of up to 24 months, subject to partial set-off from any compensation received from any new employment obtained by the covered employee during the period during which any severance benefits are received. At present, five executive officers or key employees of the Company, including two named executive officers (Mr. Marrone and Mr. Hotman) are covered by Severance Agreements.

      Compensation of Directors. The annual retainer for a director is $6,500, of which $1,000 is applied to the purchase of Company stock. In addition, directors are paid $600 for attendance at each regular meeting of the Board of Directors and $575 for attendance at committee meetings, except for attendance at Executive Committee meetings for which no fee is paid. Compensation for serving on the Executive Committee is $3,800 annually. Further, the chairmen of the Finance and Compensation Committees each receive an annual fee of $500 for such services; the Audit Committee Chairman receives an annual fee of $1,000. Mr. Hundley receives $24,000 annually as Chairman of the Board of Directors.

      The Company maintains a Non-Qualified Retirement Savings Plan (the "Plan") for the Board of Directors. Under the Plan, the Directors are permitted to defer up to 100% of their fees. The Director may select the assets in which the funds are to be invested. The Plan allows for the benefits to be paid at age
70-1/2. In addition, the Plan provides a survivorship benefit, equal to the balance in the account, to the selected beneficiary of the Director in the event of the Director's death.

      The Company also maintains a Retirement Plan for Directors, pursuant to which directors of the Company are entitled to certain limited benefits upon their retirement as directors of the Company. Eligibility for participation in the Retirement Plan is limited to directors having served as such for a period of at least five years. Under the plan, directors are entitled to receive an annual retirement benefit equal to one-half of the annual retainer fee for directors plus an additional amount based on 10% of the annual retainer fee for every year in excess of five, but not exceeding ten, years of service as director. Benefits under the Retirement Plan are payable for a ten-year period, and may, in certain circumstances, be paid to a participant's beneficiary.

      Compensation Committee Interlocks and Insider Participation. Directors
Gioia, Keys and Trask   served on the Company's Compensation Committee
during the Company's last fiscal year. Mr. Gioia served as chairman of the Committee. Until November 13, 1996, Mr. Hundley also served on the Compensation Committee. The law firm of which Mr. Hundley is a member and a managing director received fees of $254,310 from the Company during the Company's most recent fiscal year; the Company intends to retain such firm in the current fiscal year.

      Report of the Compensation Committee. The Company's Compensation Committee has submitted the following report concerning executive compensation.

      The compensation of executive officers of the Company, including that of the executive officers named in the Summary Compensation Table, is formally reviewed and established annually by the Compensation Committee of the Board of Directors, subject to approval by the Board.

      During the fiscal year ended June 30, 1997, the compensation of the executive officers of the Company, including that of the President and Chief Executive Officer, the Vice President, Treasurer and Chief Financial Officer and Vice President, Supply, Rates and Planning, consisted of base salary, and director's fees as to Mr. Robinson. In its annual review and in setting compensation for the President and Chief Executive Officer and other executives, the Compensation Committee considered and gave weight to financial and operating results, earnings levels and return on common equity, development and implementation of short term and long term planning objectives, achievement of cost containment in the Company's operations, the state of relations between the Company and its customers, regulatory authorities and the public generally and the degree of achievement of individual and management goals established from time to time. In this regard, the Compensation Committee gave greater weight to the degree of achievement of earnings and common equity return objectives than to other goals, with appropriate consideration of the impact of variable weather conditions and the condition of the local economy upon the Company's earnings and common equity return during the last fiscal year.

      The Compensation Committee, using information provided by independent sources, publicly available information concerning other public utilities similar in size to the Company and information from industry organizations, reviewed earnings levels and return on common equity realized by the Company on a comparative basis with other similar companies. The Compensation Committee also reviewed information concerning executive compensation paid by other gas distribution companies in Massachusetts and the New England area.

      The Company adopted some years ago, and the Compensation Committee reviews periodically, with the assistance of Company personnel and outside consultants as necessary, salary ranges for each executive officer, including the President and Chief Executive Officer, of the Company. In determining salary ranges, reference is made in part to information concerning salaries paid by other regional utility companies. The Compensation Committee established what it believed to be an appropriate compensation level for each executive within the salary range by reference to an assessment of each executive's responsibilities and job performance and the factors set forth above.

      The Company adopted, in 1994, a corporate Incentive Compensation Plan ("ICP") as part of an ongoing review of executive compensation, in order to provide a discretionary and variable component of overall compensation that will acknowledge exceptional service and achievement, and at the same time will encourage continuing improvement in the Company's performance, promote the interests of the Company's shareholders and ratepayers by incorporating criteria of financial performance and comparative measures of operating performance, and reinforce a sense of commitment to the achievement of longer term objectives by the achievement of short-term goals. It is intended that cash awards through the ICP will encourage executives to increase their equity ownership in the Company through the purchase of

Common Stock on a voluntary basis.

      The ICP, which is administered by the Committee, subject to Board review and approval, will be discretionary in any given year and may be suspended, amended or terminated at any time by the Company. For each year in which the ICP operates, designated executives and other key management personnel will be eligible to receive an award from a fund not to exceed in the aggregate 3.5% of the Company's income available for its shareholders. The amount of the fund shall be determined by reference to (a) a pre-designated level of return on common equity and (b) the level of growth of certain operating and maintenance expenses, as compared to a peer group. The ICP provides that awards shall be made only for a year in which the designated return on common equity is achieved or exceeded, irrespective of the degree to which other criteria may be satisfied. Although individual awards will be determined primarily by reference to the foregoing two measures, the ICP also provides for the establishment of individual annual performance goals. Awards, if any, are to be made as a percentage of base salary and could range from a low of 1% to a high of 25%, depending upon the degree to which the performance measures are met or exceeded. During the fiscal year ended June 30, 1997, the designated return on common equity was not achieved and, accordingly, no awards were made under the ICP.

                         THE COMPENSATION COMMITTEE
                              Paul L. Gioia, Chairman
                              James R. Keys
                              Robert B. Trask

      Performance Graph. The following graph illustrates the return that would have been realized (assuming reinvestment of dividends) by an investor who invested on June 30, 1992 in each of (i) the Company's Common Stock,
(ii) the Nasdaq Stock Market - U.S. Index, and (iii) a peer group consisting of 13 companies within the Company's Standard Industrial Classification Code
(SIC), the "Peer Group".

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
         THE BERKSHIRE GAS COMPANY, THE NASDAQ STOCK MARKET-US INDEX
                              AND A PEER GROUP

                          6/92   6/93   6/94   6/95   6/96   6/97
                          ---------------------------------------

Berkshire Gas Co.         100    132    136    131    144    160
Peer Group                100    130    123    130    145    172
Nasdaq Stock Market-US    100    126    127    169    218    265

--------------------
<F*>  $100 invested on 06/30/92 in stock or index--including reinvestment of dividends. Fiscal Year Ending June 30.


                  RATIFICATION OF THE SELECTION OF AUDITORS
                              (PROPOSAL NO. 2)

      There will be submitted to the Annual Meeting a proposal to ratify the action of the Board of Directors in selecting the firm of Deloitte & Touche LLP, Independent Certified Public Accountants, as auditors for the Company for the fiscal year ending June 30, 1998. In the event of non-ratification, the Board of Directors would reconsider its selection.

      Representatives of Deloitte & Touche LLP, which has served as principal accountant for the Company during the past fiscal year, are expected to be present at the Annual Meeting to respond to appropriate questions and to make a statement if they so desire.

                                OTHER MATTERS

      As of the date hereof, the Board of Directors has not been informed of any matters to be presented for action at the Annual Meeting other than those listed in the Notice of Annual Meeting and referred to herein. If any other matters properly come before the Annual Meeting or any adjournment thereof, it is intended that the proxies will be voted in respect thereof in accordance with the judgment of the persons named therein.

              PLEASE DATE, SIGN AND RETURN THE ENCLOSED PROXY.

      A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1997, WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, MAY BE OBTAINED WITHOUT CHARGE BY ANY SHAREHOLDER OF THE COMPANY UPON WRITTEN REQUEST ADDRESSED TO: OFFICE OF THE CLERK, THE BERKSHIRE GAS COMPANY, 115 CHESHIRE ROAD, PITTSFIELD, MASSACHUSETTS 01201-1879.


                                       By Order of the Board of Directors,



                                       CHERYL M. CLARK
                                       Clerk of the Corporation




                          THE BERKSHIRE GAS COMPANY
                              Common Stock Proxy


The undersigned, revoking any previous instructions, hereby acknowledges receipt of the Notice and Proxy Statement dated October 3, 1997, in connection with the Annual meeting mentioned below and appoints Franklin
M. Hundley, Scott S. Robinson and John W. Bonds as Proxies, each with the power to act alone and to appoint his substitute and authorizes them to represent and to vote, as indicated on the reverse side hereof, all of the shares of Common Stock of The Berkshire Gas Company held of record by the undersigned on September 26, 1997, at the Annual Meeting of Shareholders to be held on November 7, 1997, and any adjournments or postponements thereof.

This Proxy is solicited on behalf of the Board of Directors. When this Proxy is properly executed, the shares represented hereby will be voted as specified by the Shareholder on the reverse side hereof. If no specification is made, such shares will be voted "FOR" the nominees named herein and "FOR" each of the Proposals.


PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.


Please sign this Proxy exactly as your name(s) appear(s) hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer, who should state his or her title.


HAS YOUR ADDRESS CHANGED?               DO YOU HAVE ANY COMMENTS?

----------------------------------      ----------------------------------

----------------------------------      ----------------------------------

----------------------------------      ----------------------------------



[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                          THE BERKSHIRE GAS COMPANY

Mark box at right if an address change or comment has              [ ]
been noted on the reverse side of this card.


RECORD DATE SHARES:

Proposal No. 1
To elect three (3) directors

                                         For all               For all
                                         Nominees   Withhold   Except
            Paul L. Gioia                  [ ]        [ ]        [ ]
         Franklin M. Hundley
          Scott S. Robinson


If you do not wish your shares voted "For" any particular nominee, mark the "For All Except" box and strike a line through that nominee's name. Your shares will be voted for the remaining nominee(s).


                                            FOR      AGAINST    ABSTAIN
Proposal No. 2
To ratify the selection by the Board of     [ ]        [ ]        [ ]
Directors of Deloitte & Touche LLP as
auditors for the Company for the fiscal
year ending June 30, 1998.

To act upon such other matters as may properly come before the meeting.

                                                  -----------------------
   Please be sure to sign and date this Proxy.   | Date                  |
 ------------------------------------------------------------------------
|                                                                        |
|                                                                        |
|                                                                        |
 ----------Shareholder sign here---------------Co-owner sign here--------


DETACH CARD                                                    DETACH CARD

THE BERKSHIRE GAS COMPANY
Common Stock Proxy



Dear Shareholder,

Please take note of the important information enclosed with this Proxy Card. The Proposals require your immediate attention and approval and are discussed in detail in the enclosed proxy materials.

Your vote counts, and you are strongly encouraged to exercise your right to vote your shares.

Please mark the boxes on this proxy card to indicate how your shares will be voted. Then sign the card, detach it and return your proxy vote in the enclosed postage paid envelope.

Your vote must be received prior to the Annual Meeting of Shareholders, November 7, 1997.

Thank you in advance for your prompt consideration of these matters.


Sincerely,

The Berkshire Gas Company